EXHIBIT 99.2

700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: 713 225-6475 TELEPHONE: 713 570-3200
PRESS RELEASE
Pioneer Announces 2005 Third Quarter Results
     Houston, Texas (November 14, 2005) — Pioneer Companies, Inc. [NASDAQ: PONR] today reported net income of $20.1 million, or $1.70 per diluted share, on revenues of $132.8 million for the three months ended September 30, 2005, as compared to net income of $3.9 million, or $0.38 per diluted share, on revenues of $106.0 million for the third quarter of 2004. For the nine months ended September 30, 2005, our net income was $59.2 million, or $5.02 per diluted share, on revenues of $384.7 million, as compared to a net loss of $5.8 million, or $0.58 per diluted share, on revenues of $295.1 million for the nine months ended September 30, 2004.
     During the quarter ended September 30, 2005, our average ECU netback was $581, which was $4 higher than the preceding quarter and $172 higher than the third quarter of 2004. For the nine months ended September 30, 2005, the average ECU netback was $569, compared to an average of $366 for the year-earlier period. The increases in revenues during the three and nine months periods ended September 30, 2005, as compared to the same periods in 2004, primarily resulted from the higher ECU netbacks, offset in part by lower ECU sales volumes during the periods, which resulted from reduced production levels and lower levels of purchases of product for resale. Revenues in both the three- and nine-month periods ended September 30, 2005, also reflected higher prices for bleach and our other products.
     Our chlor-alkali plants operated at approximately 90% of annualized practical capacity during the third quarter of 2005. Our St. Gabriel, Louisiana plant was shut down as a precaution when Hurricanes Katrina and Rita approached the Gulf Coast. The plant sustained only minor wind damage from Hurricane Katrina. We operated our Becancour, Quebec plant at a reduced load during a portion of the third quarter due to railcar shortages and other transportation difficulties brought about by the two storms. Process control difficulties at our Henderson plant and an equipment failure at the St. Gabriel plant also reduced our production during the quarter.
     Our cost of sales during the quarter ended September 30, 2005, was $4.8 million higher than during the third quarter of 2004. Variable product costs during the third quarter of 2005 were $0.6 million lower than in the 2004 third quarter, with higher prices for salt, electricity and other raw materials resulting in a $5.7 million increase, partially offset by $3.3 million due to lower production volumes and by $2.9 million from a lower volume of product purchased for resale. An additional $3.3 million increase resulted from a reduction of inventory during the period. Other cost increases were attributable to higher maintenance expense ($2.5 million) and depreciation expense ($0.7 million), while freight costs decreased ($0.4 million). Personnel expenses were $0.8 million lower during the most recent quarter due to the absence of employee bonuses paid in the year-earlier period.
     Our cost of sales increased by $12.4 million for the nine months ended September 30, 2005, as compared to the same period in the prior year. Variable product costs during the 2005 period were $3.3 million higher than in the 2004 nine-month period, with higher prices for salt, electricity and other raw materials resulting in a $12.5 million increase, partially offset by $4.9 million due to lower production volumes and $4.3 million from a lower volume of product purchased for resale. The reduction of inventory during the 2005 period also increased costs by $3.8 million. Cost of sales in the first nine months of 2005 also included $7.4 million of higher maintenance costs and $1.0 million of increased non-variable utility costs. During the nine-month period there was also a $1.6 million reduction in salaries and other employee-related expenses (reflecting the effects of our organizational efficiency project), a $1.4 million net decrease in depreciation expense and a decrease of $0.6 million in logistics expense.
     Selling, general and administrative expenses in the third quarter of 2005 were $3.3 million higher than during the third quarter of 2004. There was a $0.7 million net increase in consulting fees, with the absence of consulting fees incurred in the year-earlier period for our organizational efficiency project being more than offset by $1.7 million in consulting fees related to Sarbanes Oxley Act compliance during the third quarter of 2005. In the most recent period we also had a $2.4 million increase in personnel expenses, primarily as a result of accruals for employee bonuses.
     For the nine months ended September 30, 2005, selling, general and administrative expenses increased by $4.8 million, as compared to the nine months ended September 30, 2004, primarily due to increased personnel expenses of $5.0 million attributable to accruals for employee bonuses, as well as a $0.9 million increase in bad debt expense attributable to higher levels of accounts receivable. Offsetting a portion of the increase was a $1.4 million net decrease in consulting fees. We had incurred $3.6 million of consulting fees in the first nine months of 2004 in connection with our organizational efficiency project, while during the 2005 period we incurred $2.4 million in consulting fees for Sarbanes Oxley Act compliance.
     Other items for the quarter ended September 30, 2005, reflected an increase of $0.4 million when compared to the year-earlier quarter, and for the nine months ended September 30, 2005, other items were $1.0 million lower than in the comparable 2004 period.
     Interest expense for the three months ended September 30, 2005, and for the nine months ended September 30, 2005, was lower than in the corresponding periods of 2004 by approximately $1.0 million and $1.8 million, respectively. During the first nine months of 2005, we redeemed $46.2 million in principal amount of our senior secured indebtedness and there were no outstanding borrowings under our revolving credit agreement at the end of the period.
     Income tax expense for the quarter ended September 30, 2005, was $2.1 million, compared to an income tax benefit of $1.2 million in the third quarter of 2004. For the first nine months of 2005 we had income tax expense of $8.4 million, while there was an income tax benefit of $1.8 million for the first nine months of 2004. Available net operating loss carryforward was applied to offset the taxable income in the 2005 periods.
     Under applicable tax law, the availability of the net operating loss carryforward can be affected by certain changes in ownership of our common stock. While we have continued to benefit from the availability of the net operating loss carryforward that was generated in prior periods, there have been a number of purchases of our common stock resulting in holders owning more than five percent of our shares. Any significant changes in the ownership of our common stock in the future by existing five percent holders or any purchases of more than five percent by additional holders could limit our ability to utilize our net operating loss carryforward in the future.
     At September 30, 2005, we had liquidity of $79.5 million, which included the amount available for borrowing under our revolving credit facility of $26.0 million, net of letters of credit outstanding on that date, and cash of $53.5 million.
     Michael Y. McGovern, our President and Chief Executive Officer, stated, “The chlor-alkali industry was affected in various ways by the effects of Hurricanes Katrina and Rita during the third quarter of this year. While our production was reduced only to a small extent as a result of precautionary shut-downs of one of our plants and some minor wind damage, we experienced transportation disruptions and related cost increases as a result of the storms, and we anticipate that the natural gas price increases that followed the hurricanes could lead to additional increases in our electricity rates at the St. Gabriel and Henderson plants in the future. While our ECU netback remains at a high level as a result of continuing strong demand for available supplies of chlorine and caustic soda, our cash flows from operations in the fourth quarter will be affected by necessary maintenance outages, as well as the continuing high electricity prices and higher transportation costs.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. We own and operate four chlor-alkali plants as well as other downstream manufacturing facilities in North America.
     We have filed our quarterly report on Form 10-Q for the quarter ended September 30, 2005, and the report has been posted on our Internet web site. Other information and press releases of Pioneer Companies, Inc. can also be obtained from our Internet web site at www.piona.com.
     We will conduct a teleconference on Tuesday, November 15, 2005, at 2:00 p.m. Central time in order to discuss our financial results for the third quarter of 2005. Individuals who are interested in listening to the teleconference may call (800) 728-2037 at that time and request to listen to the Pioneer earnings teleconference. A replay of this teleconference will be available from 12:00 noon (Central time) on November 16, 2005, until 12:00 noon on November 18, 2005, by dialing (800) 633-8284, reservation #21257943.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, global political and economic conditions, the demand and prices for our products and raw materials, our production volumes and those for our industry, potential disruptions in operations or the availability of transportation, the cyclical nature of the markets for many of our products and raw materials, the results of our organizational efficiency project, our ability to complete the sales of certain excess land, the effect of our results of operations on our debt agreements, and other risks and uncertainties described in our filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3200

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues	$132,773	$105,961	$384,722	$295,075
Cost of sales	(96,087)	(91,282)	(276,292)	(263,926)

Gross profit	36,686	14,679	108,430	31,149
Selling, general and administrative expenses	(8,735)	(5,424)	(25,212)	(20,381)
Other items	(483)	(97)	(2,485)	(3,440)

Operating income	27,468	9,158	80,733	7,328
Interest expense, net	(3,597)	(4,578)	(11,967)	(13,781)
Other expense, net	(1,711)	(1,848)	(1,129)	(1,113)

Income (loss) before income taxes	22,160	2,732	67,637	(7,566)
Income tax benefit (expense)	(2,058)	1,185	(8,426)	1,789

Net income (loss)	$20,102	$3,917	$59,211	$(5,777)

Net income (loss) per share:
Basic	$1.76	$0.39	$5.24	$(0.58)
Diluted	$1.70	$0.38	$5.02	$(0.58)

Weighted average number of shares outstanding:
Basic	11,412	10,038	11,291	10,032
Diluted	11,814	10,426	11,791	10,032

PIONEER COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,	December 31,
	2005	2004
Assets
Current assets	$136,758	$90,983
Net property, plant and equipment	160,536	172,198
Other assets, net	4,731	4,359
Excess reorganization value over the fair value of identifiable assets	84,064	84,064

Total assets	$386,089	$351,604

Liabilities and stockholders’ equity
Current liabilities	$55,332	$42,819
Long-term debt, less current portion	152,948	200,797
Accrued pension and other employee benefits	21,615	23,248
Other long-term liabilities	56,947	46,845
Total stockholders’ equity	99,247	37,895

Total liabilities and stockholders’ equity	$386,089	$351,604

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2005	2004
Operating activities:
Net income (loss)	$59,211	$(5,777)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	18,582	19,910
Provision for (recovery of) losses on accounts receivable	99	(776)
Deferred tax benefit (expense)	7,212	(1,789)
Loss on disposals of assets	1,532	258
Currency exchange loss	1,052	1,180
Changes in operating assets and liabilities
Increase in accounts receivable	(8,402)	(7,157)
Decrease in inventories, prepaid expenses and other
current assets	1,860	1,813
Increase in other assets	(440)	(728)
Increase in accounts payable and accrued liabilities	8,851	14,371
Increase (decrease) in other long-term liabilities	796	(2,845)
Other	—	346

Net cash flows from operating activities	90,353	18,806

Investing activities:
Capital expenditures	(7,496)	(6,179)
Proceeds from disposal of assets	1,228	35

Net cash flows used in investing activities	(6,268)	(6,144)

Financing activities:
Net payments under revolving credit arrangements	—	(9,984)
Repayments of long-term debt	(48,107)	(1,629)
Proceeds from issuance of stock, net	1,204	145

Net cash flows used in financing activities	(46,903)	(11,468)

Effect of exchange rate changes on cash	95	132

Net change in cash and cash equivalents	37,277	1,326
Cash and cash equivalents at beginning of period	16,191	1,946

Cash and cash equivalents at end of period	$53,468	$3,272